BRIGHAM                                                             NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE


BRIGHAM EXPLORATION SECOND QUARTER 2000 OPERATIONAL UPDATE
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         Austin, TX -- (Business Wire) - August 2, 2000 -- Brigham Exploration
Company (NASDAQ:BEXP) today provided its quarterly overview of operational activity for the three month period ending June 30, 2000, including the announcement of a new South Texas Wilcox discovery.

SECOND QUARTER 2000 OPERATIONAL RESULTS

         Brigham spud five wells during the second quarter in which it retained an aggregate average working interest of 50%. Three of these wells have been completed or are completing, one has been plugged and one is currently drilling. During the first half of 2000, Brigham participated in the drilling of thirteen wells with an aggregate average 40% working interest. Ten of these wells have been completed or are completing, two have been plugged and one is currently drilling, resulting in an 83% completion rate in its first half 2000 drilling activity.

         Brigham estimates its average net daily production volumes during the second quarter of 2000 were 17.6 million cubic feet of equivalent natural gas (MMcfe), 66% of which was natural gas. Adjusting for the sale of producing properties in mid-1999, Brigham's estimated net production volumes for the second quarter of 2000 increased 25% from the volumes produced in the second quarter of 1999, and 2% over actual first quarter 2000 volumes. Brigham's net production in the second quarter 2000 included a full quarter of commingled production from Brigham's Palmer State #2 well in the Home Run Field. During the second quarter, Brigham also completed and began producing two additional wells, a Springer discovery in the Anadarko Basin and a Frio discovery in the Texas Gulf Coast. With the addition of these wells, Brigham estimated its average net daily production for June 2000 was 21 MMcfe per day. Brigham currently expects to be producing approximately 25 net MMcfe per day by September, which would represent a 47% increase over its average first quarter 2000 production. This increase is expected due to a planned increase in pipeline capacity for its recent Springer discovery, and the completion of its Palmer State #3, Anne 5 #1 and Dinn #2 discoveries, all of which are discussed below.

Brigham's net drilling costs incurred for the twelve wells that have reached total depth in the first half 2000 was approximately $6.1 million. Based on internal reserve estimates, Brigham estimates that these wells have generated
12.6 net Bcfe of proved developed reserves, resulting in an average drilling cost of $0.48 per proved developed Mcfe to date. The estimated discounted value of these reserves (PV10%) at mid-year is approximately $30 million. As a result, Brigham's first half 2000 drilling program has generated an estimated $5 in proved developed PV10% reserve value for every $1 invested in drilling. Six of the ten wells drilled by Brigham in the first half of 2000 were proved undeveloped locations booked at year-end 1999, a number of which have proven up additional offsetting locations.

GULF COAST ACTIVITY

         During the second quarter, Brigham participated in the drilling of an Expanded Upper Wilcox discovery in its Caliente Project in Duval County, Texas. Brigham retained a 50% working interest in the Dinn #2 well, which was an offset to Brigham's 1998 Dinn #1 Wilcox discovery. Drilled to a total depth of 14,000 feet, the Dinn #2 encountered 49 feet of net pay in the Expanded Wilcox. Production testing is underway and Brigham expects the well to begin producing to sales by mid-August.

         Also in its Caliente Project in Duval County, Texas, Brigham is preparing to spud a high potential Wilcox exploratory test, the Brigham-operated Lopez Mineral Trust #2. This well targets a 3-D seismic amplitude-supported structure with over 37 Bcfe of gross unrisked reserve potential. Brigham will retain a 50% working interest in this test, which should reach the primary Wilcox objective in September.

         At the Home Run Field in Brooks County, Texas, Brigham has experienced delays in completion operations on the Brigham-operated Palmer State #3 development well, which is an offset to Brigham's successful field confirmation well, the Palmer State #2. The Palmer State #3 encountered the prospective Vicksburg objectives approximately 130 structural feet high to the Palmer State #2 in May, with substantially improved porosity and permeability. A series of mechanical problems incurred during completion

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of the well have delayed production testing and planned fracture stimulation operations by approximately 60 days from original expectations. These mechanical problems have been resolved and Brigham is currently conducting production testing and fracture stimulation operations on several productive Lower Vicksburg intervals. Brigham previously had hoped to spud its next development well in July. Although drilling plans are not finalized, Brigham now expects to drill one, and possibly two, Home Run Field development wells during the second half of 2000. Brigham also intends to spud its initial exploratory test of the adjacent Mariposa fault block by October.

         In its Southwest Danbury Project in Brazoria County, Texas, Brigham will operate the drilling of two additional high working interest Frio tests, both of which should spud in mid-August. Brigham will retain at least a 78% working interest in its Renn Gas Unit #2 well, which will test an amplitude-supported structure located updip from both Brigham's 1999 Renn Gas Unit #1 discovery and its recent Nold Gas Unit #2 discovery. Brigham's Nold Gas Unit #2 is currently producing approximately 5 MMcfe per day, and should pay out its drilling and completion costs by October, less than four months after its completion. A second well, the Sebestia Cloud #1, will offset Brigham's 1999 Sebestia Gas Unit #1 discovery and test nine potential Frio sands on the same productive fault. Brigham will retain at least a 75% working interest in this test and both wells should reach their respective Frio objectives in September.

         Including the Lopez Mineral Trust #2, Brigham plans to spud four wells in its Texas Gulf Coast projects in the next thirty days, and a total of eight wells are planned to spud in this province during the third quarter.

ANADARKO BASIN ACTIVITY

         In its Anadarko Basin province, Brigham completed a Morrow discovery in its Arnett Project, the Brigham-operated Anne 5 #1, where it retains a 54% revenue interest. Drilled to a total depth of 11,000 feet, the Anne 5 #1 is producing to sales at an unstimulated rate of 500 Mcf of natural gas per day, and Brigham plans a fracture stimulation for this well in August. With the completion of this well, Brigham has successfully completed five Morrow discoveries in six attempts in its Arnett Project in the last eighteen months.

         In its Huskie Project in Blaine County, Oklahoma, Brigham's Price #2 discovery continues to produce at a pipeline curtailed rate of 3.5 MMcf of natural gas and 280 barrels of condensate per day. Expansion of pipeline capacity was previously anticipated by late July. Brigham now expects additional capacity by September, at which time the well should begin producing at a rate of approximately 5.5 MMcf of natural gas and 410 barrels of condensate per day, or approximately 4.5 MMcfe per day net to Brigham's 57% revenue interest.

         In its Bearcat Project in Grady County, Oklahoma, Brigham participated in a first quarter test of a large Springer bar prospect with gross unrisked reserve potential of over 140 Bcfe. Brigham retained an 18% working interest in this test, which found approximately 92 feet of gross sand, but only 12 feet of net porosity greater than 8%. This well recently began producing to sales at a rate of approximately 1 MMcf of natural gas per day, and additional potential pay intervals remain behind pipe. Most importantly, Brigham believes that this well confirmed a large Springer bar feature with potentially large reserve volumes. Brigham is participating in an additional Springer test that is currently drilling at approximately 13,000 feet, and where it retains a 32% working interest.

         In its Wildcat Project in Wheeler County, Texas, Brigham recently spud a high potential Hunton test that offsets a currently producing well that has produced over 15 Bcfe to date. Brigham operates the well and will retain at least a 50% working interest in this step out location, which would confirm a large 3-D imaged fault block with up to 175 Bcfe of gross unrisked reserve potential.

In addition to the two wells currently drilling in its Anadarko Basin projects, Brigham plans to spud two additional wells in this province during the third quarter.

MANAGEMENT COMMENT

         Bud Brigham, the Company's Chairman, CEO and President, stated, "Subsequent to closing our senior credit facility in late February, we accelerated our drilling program in March and April of this year. We had hoped to drill ten wells in the second quarter. However, partner and land issues have delayed commencement of a number of these wells to this month. As a result, we have a very active drilling program planned for the third quarter. We should spud four wells in August, and twelve wells during the entire third quarter."

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Bud Brigham further stated, "Thus far the completed portion of our 2000 drilling program has been remarkably profitable, both in terms of proved developed reserves added and the production volumes that are currently or will soon be producing to sales. The wells completed to date are generating meaningful growth in our third quarter production volumes, despite the delays we experienced both in completing the Palmer State #3 development well and in adding pipeline capacity for our Price #2 discovery. The addition of production from wells currently being completed, combined with the four high quality and potentially high impact tests that should spud in August, provide the foundation for substantial production volume growth in the second half of the year."

ABOUT BRIGHAM EXPLORATION

         Brigham Exploration Company (www.bexp3d.com) is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.

FORWARD LOOKING STATEMENTS DISCLOSURE

         Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission.

Contact:    Christopher A. Phelps, Vice President - Finance & Strategic Planning
            (512) 427-3300 / investor@bexp3d.com

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                           BRIGHAM EXPLORATION COMPANY
                           DRILLING ACTIVITY BY REGION

                                                                 Q2 2000                      Q1 - Q2 2000
                                                         -----------------------         ------------------------
                                                         Gross     Net      WI%          Gross     Net      WI%
ANADARKO BASIN              Wells Completed                   1      0.5      45%             4      2.3      59%
                            P&A Wells                         0      0.0       0%             0      0.0       0%
                            Wells Drilling                    1      0.3      32%             1      0.3      32%
                                                          -----    -----    -----         -----    -----    -----
                               Total Wells Spud               2      0.8      38%             5      2.7      53%
                                                          =====    =====    =====         =====    ======   =====
                               Completion Rate             100%     100%                   100%     100%

GULF COAST (A)              Wells Completed                   2      1.2      58%             6      1.5      26%
                            P&A Wells                         1      0.6      55%             2      1.0      51%
                            Wells Drilling                    0      0.0       0%             0      0.0       0%
                                                          -----    -----    -----         -----    -----    -----
                               Total Wells Spud               3      1.7      57%             8      2.6      32%
                                                          =====    =====    =====         =====    ======   =====
                               Completion Rate              67%      68%                    75%      60%

WEST TEXAS                  Wells Completed                   0      0.0       0%             0      0.0       0%
                            P&A Wells                         0      0.0       0%             0      0.0       0%
                            Wells Drilling                    0      0.0       0%             0      0.0       0%
                                                          -----    -----    -----         -----    -----    -----
                               Total Wells Spud               0      0.0       0%             0      0.0       0%
                                                          =====    =====    =====         =====    ======   =====
                               Completion Rate               0%       0%                     0%       0%

OVERALL                     Wells Completed                   3      1.6      54%            10      3.9      39%
                            P&A Wells                         1      0.6      55%             2      1.0      51%
                            Wells Drilling                    1      0.3      32%             1      0.3      32%
                                                          -----    -----    -----         -----    -----    -----
                               Total Wells Spud               5      2.5      50%            13      5.2      40%
                                                          =====    =====    =====         =====    ======   =====
                               Completion Rate              75%      75%                    83%      79%

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(a)  Includes three wells drilled and completed during the first quarter 2000 in the Esperson Dome Project in which Brigham retains an approximate 1.5% net profit interest before project payout and a variable 12%-20% back-in working interest after project payout depending upon attainment of certain investment return thresholds.

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                                  EXHIBIT 99.2